EXHIBIT 10.31

                                 LOAN AGREEMENT

      THIS LOAN AGREEMENT (this "Agreement") is made as of December 28, 2004, by and among DVL MORTGAGE HOLDINGS, LLC, a Delaware limited liability company with principal place of business at Heron Tower, 70 East 55th Street, 7th Floor, New York, NY 10022 ("Holdings") and DVL, INC., a Delaware corporation with principal place of business at Heron Tower; 70 East 55th Street; 7th Floor, New York, NY 10022 ("DVL") (Holdings and DVL are sometimes referred to herein individually as a "Borrower" and collectively as "Borrowers") and HARLEYSVILLE NATIONAL BANK AND TRUST COMPANY, a Pennsylvania State banking association ("Bank")

                                WITNESSETH THAT:

      WHEREAS, Borrowers have requested and applied to Bank for the Loan in order to finance the costs for the acquisition of the Collateral Loans and certain costs related thereto, and Bank is willing to make the Loan on the terms and conditions hereinafter set forth.

      NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereby covenant and agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      1.1 Definitions. As used herein, and in the schedules and exhibits attached hereto, the following terms shall have the following meanings:

      "Affiliates" shall mean any Person controlled, controlling or under common control with such affiliated Person: Control shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

      "Bank" shall mean Harleysville National Bank and Trust Company, a national banking association, and its successors and assigns.

      "Bank Debt" shall mean all obligations, liabilities and indebtedness of either Borrower to Bank, its successors and assigns, including without limitation the tank Loan or otherwise evidenced by, arising under or relating to Bank Loan Documents, whether as principal, guarantor, surety or otherwise, direct or indirect, secured or unsecured, joint and/or several, absolute or contingent, due or not due, matured and unmatured, original, renewed, extended, refinanced or replaced, now existing or hereafter incurred or created, consensual or created by law, and including principal (whether resulting from advances made by Bank or from indebtedness purchased by Bank), interest, yield protection payments, premiums, fees, expenses (including collection expenses), taxes, charges, commissions and attorneys' fees, including indemnification obligations of either Borrower with respect to any claims that may be made against Bank whether arising before or after payment of Bank Debt or any assignment of Bank Debt, and, including all obligations, liabilities and indebtedness of either Borrower to Bank incurred or arising after the commencement of any case by or against either Borrower under the U.S. Bankruptcy Code, specifically including any post-petition interest or advances.

      "Bank Loan" shall mean the loan to be made by Bank pursuant to this Agreement in the principal amount of One Million Four Hundred Thousand Dollars ($1,400,000).

      "Bank Loan Documents" shall mean this Agreement; the Note, the Collateral Assignment Documents and all other documents, instruments, certificates and agreements executed in connection with the Bank Loan, as the same may be amended, replaced or supplemented from time to time.

      "Borrower Documents" shall mean the DVL Documents and the Holdings Documents, respectively.

      "Borrowers" shall mean DVL -and Holdings, and "Borrower" shall mean either one of them.

      "Business Day" shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Pennsylvania.

      "Carlyle Property" shall mean those premises comprising approximately 6.26 ac. of ground with 47,100 s.f. Wal-Mart store and other improvements located US Rt. 50, Carlyle, Clinton, County, Illinois.

      "Collateral" shall mean the Collateral Loans and Collateral Loan Documents, being collaterally assigned and pledged by the Collateral Assignment Documents, and all other security pledged or otherwise provided pursuant to this Agreement, the Collateral Assignment

      Documents or any of the other Bank Loan Documents.

      "Collateral Assignment Documents'.' shall mean the Collateral Assignment and Pledge Agreement, the Note Allonges and the Collateral Assignments of Mortgages, as the same may be amended, replaced or supplemented from time to time.

      "Collateral Assignment and Pledge Agreement" shall mean that certain Pledge,-Collateral Assignment and Security Agreement dated this date and executed and delivered by Borrowers pursuant to which Borrowers have collaterally assigned and pledged to Bank the Collateral Loan Documents, as the same may be amended or modified.

      "Collateral Assignments of Mortgages" shall mean those certain Collateral Assignments of Mortgage dated this date and executed and delivered by Borrowers pursuant to which Borrowers have collaterally assigned and pledged to Bank the Collateral Mortgages.


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      "Collateral Borrower" shall mean the maker, and its successors and assigns, of each of the Collateral Notes.

      "Collateral Loan Documents" shall mean the Collateral Notes, the Collateral Mortgages, and any and all other documents; agreements or instruments evidencing, securing or otherwise pertaining to the Collateral Loans or any amendments or extensions thereto.

      "Collateral Loan Purchase Agreement" shall mean that certain Assignment Agreement dated December 28, 2004 between Borrowers and Rumson providing for the purchase by Borrowers of the Collateral Loans from Rumson.

      "Collateral Loan Purchase Documents" shall mean the Collateral Loan Purchase Agreement and any and all other documents, agreements or instruments evidencing, securing or delivered in connection with the Tenant Leases or any amendments or extensions thereto.

      "Collateral Loans" shall mean the loans evidenced by the Collateral Notes. The Collateral Loans are more fully described on Schedule II.

      "Collateral Mortgages" shall mean those certain Deeds of Trust securing the Collateral Notes, as more fully described in Schedule 1 to the Collateral Assignment and Pledge Agreement.

      "Collateral Notes" shall mean those promissory notes set forth on Schedule II hereto, and all amendments and modifications thereof, which have been acquired by Borrowers on or about this day and which have been collaterally assigned to Bank as security for the Bank Loan.

      "Conditional Default" shall mean an event or condition that, with the passage of time or the giving of notice, or both, would become an Event of Default.

      "Default Rate" shall have the meaning assigned to it in the Note.

      "Del Rio Property" shall mean those premises comprising approximately 7.85 ac. of ground with 96,867 s.f. Wal-Mart store and other improvements, located on Veterans Blvd. Del Rio, Val Verde County, Texas.

      "DVL Documents" shall mean DVL's articles of incorporation and bylaws and all amendments thereto, and all consents, certificates and agreements issued or entered into in respect thereto.

      "Event of Default" or "Events of Default" shall have the meaning assigned to those terms in Section 9.1 hereof.


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      "GAAP" shall mean generally accepted accounting principles as are in effect from time to time, applied on a consistent basis both as to classification of items and amounts.

      "Giddings Property" shall mean those premises comprising approximately 6.2 acres of ground with 48,200 s.f. Wal-Mart store and other improvements, located on US Highway 290/2374, East Austin, Lee County, Texas.

      "Governmental Approvals" shall mean all consents, licenses, permits and all other authorizations or approvals required with respect to the use and occupancy of the Improvements.

      "Hazardous Substances" shall mean includes any substances, chemicals, materials or elements that are prohibited, limited or regulated by any Law; or any other substances; chemicals, materials or elements that are defined as "hazardous II or ."toxic," or otherwise regulated, under any Law, or that are known or considered to be harmful to the health or safety of occupants or users of the Properties. The term Hazardous Substances shall also include any substance, chemical, material or element (i) defined as a "hazardous substance II under the Comprehensive-Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") (42 US.C. ss.ss. 9601, et seq.), as amended by the Superfund Amendments and Reauthorization Act of 1986, and as further amended from time to time, and regulations promulgated thereunder; (ii) defined as a "regulated substance" within the meaning of Subtitle I of the Resource Conservation and Recovery Act (42 US.C. ss.ss. 6991-6991i), and regulations promulgated thereunder; (iii) designated as a "hazardous substance" pursuant to
Section 311 of the Clean Water Act (33 V.S.C. ss. 1321), or listed pursuant to
Section 307 of the Clean Water Act (33 U.S.C. ss. 1317); (iv) defined as "hazardous", "toxic", or otherwise regulated, under any Law or by any Federal, state or local agency or political subdivision, including,; (v) which is petroleum, petroleum products or derivatives or constituents thereof; (vi) which is asbestos or asbestos-containing materials; (vii) the presence of which requires notification, investigation or remediation tinder any Laws or common law; (viii) the presence of which on the Properties causes or threatens to cause a nuisance upon any of the Properties or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about any of the Properties; (ix) the presence of which on adjacent properties would constitute a trespass; (x) which is urea formaldehyde foam insulation or urea formaldehyde foam insulation-containing materials; (xi) which is lead base paint or lead base paint-containing materials; (xii) which are polychlorinated biphenyls or polychlorinated biphenyl-containing materials; (xiii) which is radon or radon-containing or producing materials; or (xiv) which by any laws of any governmental authority requires special handling in its collection, storage, treatment, or disposal.

      "Holdings Documents" shall mean Holdings' certificate of formation and operating agreement and all amendments thereto, and all consents, certificates and agreements issued or entered into in respect thereto.

      "Impositions" shall mean all (i) real estate and personal property taxes and other taxes and assessments, water and sewer rates and charges and all other governmental charges and any interest or costs or penalties with respect thereto and charges for any easement or agreement


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

      maintained for the benefit of the Property, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever which at any time may be assessed, levied or imposed upon the Property, or the rent or income received therefrom, or any use or occupancy thereof, and (ii) other taxes, assessments, fees and governmental charges levied, imposed or assessed upon or against the Properties.

      "Improvements" shall mean all improvements now or hereafter located on the Land.

      "Indebtedness" shall mean any and all indebtedness, obligations, or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of any nature whatsoever.

      "Insolvency Proceedings" shall mean an action or proceeding seeking any reorganization, arrangement, composition, readjustment, liquidation or other similar relief under the US. Bankruptcy Code or any present or future statute, law or regulation, or any proceedings for voluntary liquidation, dissolution or other winding up, or the appointment of any trustee, receiver, liquidator or conservator or similar official (whether in a proceeding or otherwise), or any assignment for the benefit of creditors or any marshalling of assets.

      "Interest Payment Date" shall mean each date specified for the payment of interest in Section 3.4 hereof.

      "Land" shall mean the land and other real property and appurtenants thereto which are encumbered by the Mortgages.

      "Law" shall mean any law (including common law), constitution, statute, treaty, regulation, rule,, ordinance, order, injunction, writ, decree or award of any Official Body.

      "Loan Pee" shall have the meaning assigned to it in Section 6.1(d).

      "Mandatory Principal Payments" shall mean for each monthly period an amount equal to the aggregate of the monthly payments required to be made under the Collateral Notes after deducting therefrom (i) all sums due and payable under the Senior Loan Documents and (ii) interest owing on the Bank Loan as determined by this Loan Agreement.

      "Material Adverse Change" shall mean any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement, any other Bank Loan Document or any of the Collateral Loan Documents, (b) impairs materially or could reasonably be expected to impair materially the ability of either Borrower to duly and punctually payor perform its obligations under Bank Loan Documents or to enforce, or realize the benefits of, the Collateral Loan

Documents, (c) impairs materially or could reasonably be expected to impair materially the ability of Bank to enforce its legal remedies pursuant to this Agreement or any other Bank Loan Document, or (d) impairs materially or could reasonably be expected to impair materially the value of the Collateral Loans or the Properties.

      "Maturity Date" shall have the meaning assigned to it in Section 2.3 hereof.

      "Mortgages" shall mean the mortgages or deeds of trust on the Properties, and all amendments and modifications thereof, benefiting one or more of the Borrowers and securing the Collateral Notes. The Mortgages are more fully described on Schedule III hereto.

      "Note" shall mean that certain Promissory Note, of even date herewith, given by Borrowers to Bank in a face amount equal to the Bank Loan, as amended, renewed, replaced or supplemented from time to time.

      "Note Allonges" shall mean those certain allonges by which Borrowers have endorsed over to Bank the Collateral Notes.

      "Official Body." shall mean any national, federal, state, local or other government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or, domestic.

      "Principal Office" shall mean the main banking office of Bank in Philadelphia, Pennsylvania.

      "Properties" shall mean the Del Rio Property, the Giddings Property and the Carlyle Property.

      "Rumson" shall mean Rumson Mortgage Holdings, LLC, a Delaware limited liability company.

      "Senior Loan Documents" shall mean all agreements, instruments and documents evidencing or amending any obligations of any of the Collateral Loan Borrowers to the Senior Lenders with respect to the Senior Loans.

      "Senior Loans" shall mean any and all loans that are secured by Senior Mortgages.

      "Senior Lender" shall mean the lender under or holder of a Senior Loan.

      "Senior Loan Documents" shall mean the Senior Mortgages and any and all other documents, agreements or instruments evidencing, securing or delivered in connection with the Senior Loans or any amendments or extensions thereto.


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      "Senior Mortgages" shall mean any and all mortgages on the Properties which mortgages are senior in lien priority to the Mortgages and which mortgages are set forth in the Title Policies.

      "Solvent" shall mean, with respect to any party on a particular date, that on such date (i) the fair value of the property of such party is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such party, (ii) the present fair market value of the assets of such party is not less than the amount that will be required to pay the probable liability of such party on its debts as they become absolute and matured, (iii) such party is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, and (iv) such party does not intend to, and does not believe that it will, incur debts or liabilities beyond such party's ability to pay such debts and liabilities as they mature.

      "Tenant Lease Documents" shall mean the Tenant Leases and any and all other documents, agreements or instruments evidencing, securing or delivered in connection with the Tenant Leases or any amendments or extensions thereto.

      "Tenant Leases" shall mean those leases set forth on Schedule IV hereto pursuant to which a Tenant leases, occupies or licenses the improvements or any portion thereof.

      "Tenants" shall mean any and all lessees, tenants or occupants, now or hereafter, of any of the Mortgaged Properties.

      "Term" shall have the meaning assigned to that term in Section 2.3 hereof.

      "Title Policies" shall mean the commitments or binders for title insurance policies insuring the lien priority of the Mortgages and naming Bank as an insured party pursuant to the Collateral Assignments of Mortgages, which Title Policies shall be in form and substance, and issued by a title company, reasonably satisfactory to Bank.

      "Transaction Documents" shall mean and include the Collateral Loan Documents the Senior Loan Documents, the Collateral Loan Purchase Documents, the Tenant Lease Documents and the Title Policies.

      "Trustee" means a trustee acting in such capacity under a Mortgage at any time of reference, and "Trustees" means more than one of them.

      "Uniform Commercial Code" shall mean the Uniform Commercial Code as enacted in each applicable jurisdiction.

      1.2 Construction. All references to article or section numbers shall refer to this Agreement, unless otherwise stated. The above recitals are hereby made a part of this Agreement.


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

      1.3 Accounting: Principles. Except as otherwise provided in this Agreement, all accounting or financial terms shall have the meanings ascribed to such terms by GAAP.

                                   ARTICLE II

                                AGREEMENT TO LEND

      2.1 Agreement to Lend. Subject to and conditioned upon the terms, provisions and conditions contained in this Agreement and the other Bank Loan Documents and in reliance upon the representations and warranties set forth herein, Bank agrees to advance the Bank Loan to Borrowers.

      2.2 The Note. The Loan shall be evidenced by the Note, and the Bank Loan shall bear interest and be payable as provided in the Bank Note.

                                   ARTICLE III

                      CERTAIN PROVISIONS REGARDING PAYMENTS

      3.1 Increased Costs or Reduced Return. If any Law, guideline or interpretation or any change in any Law, guideline or interpretation or application thereof by any Official Body charged with the interpretation or administration thereof or compliance with any request or directive (whether or not having the force of Law) of any central bank or other Official Body:

            (a) subjects Bank, its holding company or any of their respective assets to any tax or charge with respect to this Agreement, the Note or payments by Borrowers of principal, interest, or other amounts due from Borrowers hereunder or under the Note ( except for taxes, including any franchise tax, on the overall net income of Bank),

            (b) imposes, modifies or deems applicable any reserve, special deposit, allocation of capital or similar requirement (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) against credits or commitments to extend credit extended by, or assets (funded or contingent) of, deposits with or for the account of, or other acquisition of funds by, Bank or its holding company, or

            (c) imposes, modifies or deems applicable any capital adequacy or similar requirement (A) against assets (funded or contingent) of, or credits or commitments to extend credit extended by, Bank or its holding company, or (B) otherwise applicable to the obligations of Bank under this Agreement, and the result of any of the foregoing is to increase the actual cost to, reduce the actual income receivable by, or impose any actual expenses (including loss of margin) upon Bank with respect to this Agreement, the Note, or the making, maintenance or funding of any part of the Bank Loan (or, in the case of any capital adequacy or similar requirement, to have the effect of reducing the rate of return on Bank's capital, taking into consideration Bank's customary policies with respect to capital adequacy) by an amount which Bank in its reasonable discretion deems to be material, and, provided such cost, reduction in income, or expense affects other loans similar to the Bank Loan and Bank generally requires compensation similar to the compensation provided herein to be paid on such similar loans, Bank may from time to time notify Borrowers of the amount determined in good faith (using any averaging and attribution methods employed in good faith) by Bank to be necessary to compensate Bank for such increase in cost, reduction of income or additional expense. Such notice shall be delivered within three (3) months of the date Bank becomes aware of the increased costs or reduced return and shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by Borrowers to Bank within twenty (20) days following receipt of such notice; provided, that, if within such twenty (20) day period, Borrowers give notice that Borrowers intend to repay in full the Bank Loan and all other sums owing under this Loan Agreement, the Note and the other Bank Loan Documents and Borrowers do in fact make such full repayment within ninety (90) days of Bank's original notice, no additional compensation under this Section 3.7 shall be required.

      3.2 Collateral Loan and Lease Payments. Until an Event of Default shall have occurred and be continuing, or until a Conditional Default shall have occurred and be continuing and Bank shall have demanded that Tenant payments under the Tenant Leases be made directly to the Bank (any of the foregoing is sometimes referred to herein as a "Triggering Event"), Collateral Borrower payments under the Collateral Loans and Tenant payments under Tenant Leases may be paid directly to the respective Senior Lender or either or both of the Borrowers as the respective interests of such parties may appear. Subject to the rights of the Senior Lenders, upon the occurrence of a Triggering Event, Bank shall receive directly, and shall be entitled to demand from the Borrowers, the Collateral Borrowers and the Tenants, all payments made by the Tenants under the Tenant Leases and the Collateral Borrowers under the Collateral Loans, such payments to be applied to interest and principal under the Bank Loan in accordance with the terms hereof. Borrowers shall take all actions necessary to cause such payments to be sent to Bank including the giving by Borrowers of any necessary notices.

                                   ARTICLE IV

                              AFFIRMATIVE COVENANTS

      Borrowers hereby jointly and severally covenant and agree that, from the date hereof and until Bank Debt has been paid in full and all other obligations hereunder shall have been performed and discharged, it will comply with each of the following covenants:

      4.1 Preservation of Existence. DVL shall maintain its existence as a corporation in good standing formed under the laws of the State of Delaware and Holdings shall maintain its existence in good standing as a limited liability company formed under the laws of the State of Delaware.


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

      4.2 Payment of Liabilities. Borrowers shall duly pay and discharge all liabilities to which it is subject or which are asserted against it, prior to the date when any fine, late charge or other penalty for late payment may be imposed, except to the extent that such liabilities are being contested in good faith and by appropriate and lawful proceedings diligently conducted. Borrowers shall cause the Collateral Borrower to duly pay and discharge all liabilities to which any of them or the Properties are subject or which are asserted against it or the Properties, prior to the date when any fine, late charge or other penalty for late payment may be imposed, except to the extent that such liabilities are being contested in good faith and by appropriate and lawful proceedings diligently conducted.

      4.3 Compliance with Laws. Borrowers shall comply with, and shall cause each of the Collateral Borrowers to comply with, all applicable Laws in all respects, provided that Borrowers shall not be deemed to be in violation of this
Section 4.3 if any failure to comply with any Law (a) would not result in fines, penalties, other similar liabilities or injunctive relief, the imposition of which would result in a Material Adverse Change and (b) would not materially adversely affect the Collateral or the validity of the Bank Loan, any of Bank Loan Documents, the Collateral Loan or any of the Collateral Loan Documents.

      4.4 Keeping of Records and Books of Account. Borrowers shall, and shall cause each of the Collateral Borrowers to, maintain and keep proper books of record and account, which enable it to issue financial statements and reports in accordance with Section 7.1 and in which full, true and correct entries shall be made in all material respects of all of its dealings and business and financial affairs.

      4.5 Visitation Rights. Borrowers shall permit any of the officers or authorized employees or representatives of Bank to, as often as Bank may reasonably request, with reasonable notice, at Bank's expense and at such reasonable times, to examine, copy and make excerpts from its books and records.

      4.6 Subordination of Affiliate Loans and Advances to Borrower. Borrowers shall cause any Indebtedness between either of them and any and all of the Collateral Borrowers to be subordinated to the Bank Loan, Bank Loan Documents, the Collateral Loans and the Collateral Loan Documents.

      4.7 Performance of Obligations. Each Borrower shall duly pay, perform and discharge all of its obligations hereunder and under the other Bank Loan Documents and with respect to the Collateral Loans. Borrowers shall cause each of the Collateral Borrowers to duly pay, perform and discharge all of the Collateral Borrower's obligations under the Collateral Loan Documents and the Senior Loan Documents.

      4.8 Enforcement of the Collateral Loan Documents. Borrowers shall enforce, and preserve all of their respective rights under, the Collateral Loan Documents in accordance with their terms subject to the right of Bank hereunder. In the event either Borrower becomes aware of a default under the Collateral Loan Documents, Borrowers shall promptly provide Bank with written notice of such default.


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

      4.9 Notices. Borrowers shall promptly provide Bank with written notice of the occurrence of a default under any of the Tenant Leases or any of the Senior Loan Documents.

      4.10 Further Assurances. Each Borrower shall, from time to time, at its expense, faithfully preserve and protect Bank's lien on and security interest in the Collateral as continuing first priority perfected liens, and shall take such other action as Bank may reasonably deem necessary or advisable from time to time in order to preserve, perfect and protect the liens granted under the Collateral Documents, to exercise and enforce Bank's rights and remedies thereunder and with respect to the Collateral and to carry out the terms of this Agreement and the other Bank Loan Documents. Each Borrower shall, from time to time, at its expense, cause the Collateral Borrowers such action as Bank may reasonably deem necessary or advisable from time to time in order to preserve, perfect and protect the liens granted under the Collateral Loan Documents, to exercise and enforce Borrowers' or Bank's rights and remedies under the Collateral Loan Documents and with respect to the Collateral Loans and to carry out the terms of this Agreement, the other Bank Loan Documents and the Collateral Loan Documents.

      4.11 Estoppel Certificates.

            (a) At any time or times, within ten (10) Business Days after written demand by Bank therefor, each Borrower shall deliver to Bank a certificate duly executed and in form satisfactory to Bank, stating and acknowledging the then unpaid principal balance of, and interest due and unpaid under, the Bank Loan, the fact that there are no defenses, off-sets or counterclaims thereto (or, if such should not be the fact, then the facts and circumstances relating to such defenses, off-sets or counterclaims) and such other matters as Bank may reasonably require.

            (b) Prior to and contemporaneously with this Agreement Borrowers shall obtain and deliver to Bank, and at any time or times within ten (10) Business Days after written demand by Bank therefor each Borrower shall deliver to Bank, a certificate duly executed by each of the Collateral Borrowers in form satisfactory to Bank, stating and acknowledging the then unpaid principal balance of, and interest due and unpaid under, each of the Collateral Loans, the fact that there are no defenses, off-sets or counterclaims thereto (or, if such should not be the fact, then the facts and circumstances relating to such defenses, off-sets or counterclaims) and such other matters as Bank may reasonably require.

            (c) Prior to and contemporaneously with this Agreement Borrowers shall obtain and deliver to Bank, and from time to time within ten (10) Business Days after written demand by Bank therefor each Borrower shall use best efforts to deliver to Bank, a certificate duly executed by each of the Tenants in form satisfactory to Bank, but in accordance with the form required to be given by each of the Tenants under its Tenant Lease, stating and acknowledging the date through which rent is paid under, and the remaining term of, its Tenant Lease, the fact that there are no defenses, off-sets or counterclaims thereto or defaults on the part of the Collateral Borrower thereunder (or, if such should not be the fact, then the facts and circumstances relating to such defenses, off-sets, counterclaims or defaults) and such other matters as Bank may reasonably require.


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

            (d) Prior to and contemporaneously with this Agreement Borrowers shall obtain and deliver to Bank, and from time to time within ten (10) Business Days after written demand by Bank therefor each Borrower shall use best efforts to deliver to Bank, a certificate duly executed by each of the Senior Lenders in form satisfactory to Bank and in accordance with the form agreed upon by Bank in connection with closing on this Agreement, stating and acknowledging the status of the respective Senior Loan as of the date of the certificate.

            (e) Prior to and contemporaneously with this Agreement Borrowers shall obtain and deliver to Bank, and from time to time within ten (10) Business Days after written demand by Bank therefor each Borrower shall deliver to Bank, a certificate duly executed by each of the Trustees in form satisfactory to Bank and in accordance with the form agreed upon by Bank in connection with closing on this Agreement, stating and acknowledging the status of the respective Mortgage as known to the Trustee as of the date of the certificate..

            (f) If Borrowers shall use their best efforts to obtain certificates from any third party (other than the Collateral Loan Borrowers) as provided in this Section and despite such efforts, shall have failed to do so, such failure shall not be a default under this Agreement, but the Bank shall be entitled to demand such certificates directly and such failure shall be deemed a "Triggering Event" within the meaning of Section 3.2 of this Agreement.

      4.12 Inspection. Borrower shall use best efforts, to provide, or cause to be provided, to Bank, or its designees, access to the Properties upon the reasonable request of Bank. The reasonable cost of all such inspections shall be at the expense of Borrower.

      4.13 Deposit Accounts. Borrowers shall establish with Lender a demand deposit account to which Borrowers shall deposit sufficient sums periodically to facilitate automatic charging of Loan payments.

                                    ARTICLE V

                               NEGATIVE COVENANTS

      Borrowers hereby jointly and severally covenant and agree that, from the date hereof and until Bank Debt has been paid in full and all other obligations hereunder shall have been performed and discharged, it wilt comply with each of the following negative covenants:

      5.1 Changes in Organizational Documents. Neither Borrower shall amend or modify, or permit any material, nonadministrative amendment or modification of, in any respect, any Borrower Documents to the extent the same would result in a Material Adverse Change. Each Borrower shall provide to Bank copies of any and all amendments or modifications to Borrower Documents, whether such amendments are permitted or not.

      5.2 Transfer of the Collateral. Neither Borrower shall, voluntarily or by operation of law, directly or indirectly, sell, convey, transfer, assign, pledge, encumber, or permit to be sold, conveyed, transferred, assigned, pledged or encumbered any interest, whether nominal, beneficial or otherwise in or any part of the Collateral. Any prohibited transaction under this Section 5.2 shall be null and void. Bank shall not be under any obligation to allege or show any impairment of the Collateral, and Bank may pursue any legal or equitable remedies for default without such allegation or showing, notwithstanding the foregoing.

      5.3 Liquidation or Dissolution. Neither Borrower shall liquidate or dissolve.

      5.4 Transfer of the Properties or Ownership Interest in the Collateral Borrowers. Neither Borrower shall authorize, permit or allow (i) the Properties or any of them to be sold, conveyed, transferred, assigned, pledged or encumbered except for the Senior Mortgages and the Mortgages, whether nominal, beneficial or otherwise or (ii) any general partnership interest or its limited liability company interest, if any, in the Collateral Borrowers to be sold, conveyed, transferred, assigned, pledged or encumbered. Any prohibited transaction under this Section 5.5 shall be null and void. Bank shall not be under any obligation to allege or show any impairment of the Properties, the Collateral Loan Documents or the Collateral, and Bank may pursue any legal or equitable remedies for default without such allegation or showing, notwithstanding the foregoing.

      5.5 Breach of Documents. Neither Borrower shall commit any act, or permit any act to occur, which would, in any manner, give rise to a breach of any term, covenant or condition under any of Bank Loan Documents, the Collateral Loan Documents or any other contract to which Borrower is a party or by which it is bound:

      5.6 Judgments. Neither Borrower shall permit any judgment obtained against it in an amount exceeding $50,000 to remain unpaid for a period of thirty (30) days following the entry thereof without obtaining a stay of execution or causing such judgment to be bonded.

      5.7 Creation of Liens. Neither Borrower shall, whether voluntarily or involuntarily, create, incur, assume or suffer to exist or be created, or permit any pledge of, or any deed of trust, mortgage, lien, charge, security interest or encumbrances of any nature with respect to the Collateral, or assign, pledge or in any way transfer or encumber its rights to receive income from the Collateral, except for Bank Loan Documents.

      5.8 Material Adverse Change. Neither Borrower shall take or omit to take any action, or permit to exist any circumstance, which action, omission or circumstance would be or result in a Material Adverse Change.

      5.9 Transaction Documents. Neither Borrower shall amend, modify, replace or extend, or consent to the amending, modifying, replacement or extension of, any of the Transaction Documents or any of the obligations of the Collateral Borrowers or tenants thereunder nor shall Borrower release, enforce or file suit with respect to any obligation on the part of the Collateral Borrower or any of the Tenants without the prior written consent of Bank.

      5.10 Publicity. Borrower shall not without the prior written consent of Bank (which consent may be withheld at Bank's sole discretion) allow, cause or otherwise permit any publicity, advertisement or other public notice of the Bank Loan or the matters described herein, unless Borrower in its good faith discretion, believes that such publicity, advertisement or other public notice is required by law.

                                   ARTICLE VI

                  CONDITIONS PRECEDENT AND DISBURSEMENT MATTERS

      6.1 Conditions Precedent to Closing. As a condition to Bank's obligation to close and fund the Bank Loan and to proceed with the transactions contemplated herein, Borrowers, at their sole expense, shall have satisfied, fulfilled or provided, to Bank's sole satisfaction, at or before the date hereof all of the conditions and items set forth below unless the satisfaction, fulfillment or provision thereof shall have been waived by Bank:

            (a) No portion of any Property shall have been damaged by fire or other casualty and not repaired to the condition immediately prior to such casualty, and no condemnation or taking of the Property or any portion thereof shall be pending or threatened;

            (b) Bank shall have received all duly executed, and acknowledged if necessary, Bank Loan Documents, Borrower Documents and Collateral Documents, including originals of all of the Collateral Notes and all amendments and modification thereto, and all other documents to be delivered and/or executed by third parties shall have been delivered and/or executed, and all of the same shall be in form and substance acceptable to Bank;

            (c) The security interests in all personal property described in the Collateral Documents shall have been, subject to recording of any financing statements, duly perfected and shall constitute valid and enforceable first priority liens and security interests in such property;

            (d) A Loan Fee in the amount of $14,,000 shall have been paid to Bank;

            (e) No Event of Default or Conditional Default shall have occurred and be continuing under this Agreement or any of the other Bank Loan Documents;

            (f) No default shall have occurred and be continuing under any of the Senior Loan Documents or any of the Tenant Leases;

            (g) Bank shall have received the most recent financial statements of Borrower as required by Section 7.1;

            (h) Bank shall have received a written opinion or opinions of counsel to Borrower addressed to Bank in form and scope satisfactory to Bank and its counsel;

            (i) Bank shall have received or be reimbursed for all of Bank's reasonable out-of-pocket expenses incurred in connection with the Bank Loan, including, but not limited to (i) the reasonable fees and expenses of Bank's legal counsel, and (ii) all credit, title, lien and other search and due diligence and investigation fees, premiums and expenses;

            (j) All of the representations and warranties of Borrower as set forth in Article VIII hereof shall be true, correct and accurate in all material respects;

            (k) Bank shall have received, reviewed and approved the Collateral Loan Documents;

            (l) The Title Policies shall have been delivered to Bank on terms satisfactory to the Bank, together with written assurances from the title insurer satisfactory to the Bank that the benefits of the Title Policies shall extend to Bank and its successors and assigns as assignees of the Mortgages;

            (m) Bank shall have received and reviewed and be satisfied with all Transaction Documents

            (n) Each Borrower and each of the Collateral Borrowers shall have executed and delivered to Bank letters addressed to each of the Senior Lenders and/or the Tenants, as the case may be, directing payment to Bank of all sums to be paid by the Tenants under the Tenant Leases, subject to the rights of the Senior Lenders; and

            (o) Bank shall have received and reviewed and be satisfied with such other materials and documents as Bank may reasonably require.

      6.2 Disbursement Procedures. Upon satisfaction of the requirements set forth in Section 6.1 hereof, Bank shall disburse the Bank Loan, in a manner satisfactory to Bank, for payment towards the acquisition of the Collateral Loan Documents.

      6.3 Note and Collateral Documents. All advances of the Bank Loan proceeds shall be evidenced by the Note and secured by the Collateral Documents.

      6.4 No Other Rights. All conditions to the obligation of Bank to make advances hereunder are imposed solely and exclusively for the benefit of Bank and its assigns, and no other person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Bank win-make or not make advances in the absence of strict compliance with any or all thereof, and no other person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Bank at any time if, in its sole discretion, it deems it advisable to do so. In no event shall any other party be deemed to be a beneficiary of the Bank Loan that may be advanced to Borrower pursuant to the terms hereof or have any right to an accounting, therefor Bank shall not in any way or for any purpose be deemed to be or to become a partner of or a joint venturer or a member of a joint enterprise with Borrower in connection with the ownership of the Collateral Loan Documents or the ownership, development or operation of the Properties or the Bank Loan contemplated herein.

                                   ARTICLE VII

                             REPORTING REQUIREMENTS

      7.1 Financial Reports. Until Bank Debt is repaid in full, Borrowers shall furnish or cause to be furnished to Bank within the time periods specified below, the following financial reports and information:

            (a) Within 90 days after the end of each fiscal year of DVL and Holdings respectively: (i) DVL shall deliver to Lender its audited annual financial statements, Annual Report and Form 10-K; and (ii) Holdings shall deliver to Lender its separate consolidating financial statements. Each set of financial statements shall include without limitation balance sheet, income and expense statement, cash flow statement and statement of changes id net worth and capital accounts, together with a favorable audit report without exceptions or qualifications, prepared by an independent, reputable certified public accounting firm acceptable to Lender, and any management letters prepared by such auditor.

            (b) Within 45 days after the end of each fiscal quarter of DVL and Holdings respectively: (i) DVL shall deliver to Lender its unaudited financial statements and Form 10-Q; and (ii) Holdings shall deliver to Lender its separate consolidating financial statements for Holdings, each including without limitation balance sheet, income and expense statement, cash flow statement and statement of changes in net worth and capital accounts, certified as accurate to Lender by each Borrower's chief executive officer and chief financial officer.

            (c) Promptly as filed, each other report filed by DVL, Inc. with the U.S. Securities and Exchange Commission, including without limitation any
Section 16 reports filed with respect to purchases and sales of DVL; Inc. securities.

            (d) Within fifteen (1S) days after receipts, all reports and materials submitted by the Collateral Borrowers to Borrower; and

            (e) Within a reasonable period after demand, such other information requested by Bank from time to time as reasonably deemed necessary or appropriate by Bank to evaluate the financial condition of Borrower or the Collateral Loan Documents.

                                  ARTICLE VIII

                         REPRESENTATIONS AND WARRANTIES

      Borrower hereby represents and warrants to Bank as follows, which representations and warranties shall be recertified to Bank with submission of the information set forth in Article VII:

      8.1 Due Formation; Capacity. DVL is a business corporation, Holdings is a limited liability company, and each is duly formed and validly existing under the laws of the State of Delaware, and has full power and authority to own the Collateral Loan Documents and to conduct its affairs as now being conducted and as proposed to be conducted.

      8.2 Power and Authority. Borrowers have full power and authority to enter into, execute, deliver and carry out this Agreement and the other Bank Loan Documents to which it is a party, and to perform its respective obligations hereunder and thereunder, and all such actions have been duly authorized by all necessary proceedings on its part. Borrowers have obtained all consents and authorizations required for its existence and for their operation and ownership of the Collateral Loan Documents by any Law, Official Body, Borrower Documents or any other agreement or instrument to which it is bound.

      8.3 General Partner. DVL is the sole general partner of each of the Collateral Borrowers.

      8.4 Validity and Binding Effect of Bank Loan Documents. Borrowers have duly and validly executed and delivered this Agreement and the other Bank Loan Documents to which it is a party. This Agreement and the other Bank Loan Documents constitute legal, valid and binding obligations of Borrower enforceable against it in accordance with their respective terms, except to the extent that enforceability of any of such documents may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors' rights generally and general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing.

      8.5 Validity and Binding Effect of Collateral Loan Documents. The Collateral Borrowers have each duly and validly executed and delivered each of the Collateral Loan Documents to which it is a party. The Collateral Loan Documents constitute legal, valid and binding obligations of each of the Collateral Borrowers enforceable against each in accordance with their respective terms, except to the extent that enforceability of any of such documents may be limited by bankruptcy, insolvency, reorganization; moratorium or other similar laws affecting the enforceability of creditors' rights generally and general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing.

      8.6 Validity and Binding Effect of Tenant Leases. Each of the Tenant Lease Documents were duly and validly executed and delivered by each of the Tenants to which it is a party. The Tenant Leases constitute legal, valid and binding obligations of each of the Tenants enforceable against each in accordance with their respective terms, except to the extent that enforceability of any of such documents may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors' rights generally and general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing.

      8.7 No Conflict. Neither the execution and delivery of this Agreement or the, other Bank Loan Documents nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the applicable Borrower Documents,
(ii) any Governmental Approval or (iii) or any agreement or instrument to which Borrower is a party or is bound by any Law.

      8.8 Other Agreements. Neither Borrower is a party to any agreement or instrument materially adversely affecting its present or proposed business, properties or assets, operation or conditions, financial or otherwise and Borrowers have no actual knowledge that it is in default of the performance, observance, or fulfillment of any material obligation, covenant or condition set forth in any agreement or instrument to which it is a party.

      8.9 No Conditional Default or Event of Default. No Conditional Default or Event of Default has occurred and is continuing. No condition exists or will be caused by the disbursement of the Bank Loan that will constitute a Conditional Default or an Event of Default.

      8.10 Default under the Collateral Loan Documents. No default on the part of any of the Collateral Borrowers exists under the Collateral Loan Documents.

      8.11 Senior Loan Balances and Collateral Loan Balances. The current principal amount outstanding under each of the Senior Loans and the Collateral Loans is as set forth on Schedule V hereto. The annual payments to be made under the Collateral Loan Documents and Senior Loans are as set forth on Schedule_ VI hereto.

      8.12 Default under the Senior Loan Documents. No default on the part of any of the Collateral Borrowers exists under the Senior Loan Documents.

      8.13 Tenant Leases. Except for the Tenant Leases, there are no leases, occupancy agreements, licenses or other agreements pertaining to the leasing, occupancy or licensing of the Improvements, or any portion thereof. No default on the part of any of the Tenants or the Collateral Borrower exists under the Tenant Leases and the Tenant Leases remain in full force and effect binding on the Tenants in accordance with their terms.

      8.14 Senior Loans and Tenant Leases. The information with respect to the Senior Loans and the Tenant Leases as set forth on Schedules IV, V and VI hereto is true, correct and complete.

      8.15 No Litigation or Investigations. There is no pending or, to Borrowers' knowledge, threatened litigation or governmental investigation (or any basis therefor known to Borrower) which questions the capacity, ability or authority of (i) Borrower to execute, deliver and perform, the provisions of this Agreement or Bank Loan Documents or (ii) any of the Collateral Borrower to have executed, delivered and perform the provisions of the Collateral Loan Documents.

      8.16 Information. The information, financial statements and other financial data furnished by Borrowers to Bank are true and correct in all material respects and, in the case of financial statements, present fairly the financial condition of Borrower in accordance with GAAP (if such information, financial statements and other information are required to be prepared in accordance with GAAP accounting pursuant to the terms hereof). All other information given to Bank with respect to Borrower, the Collateral Borrower and the Collateral Loans is accurate and correct in all material respects and is complete insofar as completeness may be necessary to give Bank a true and accurate knowledge of the subject matter. All surveys, plot plans and similar documents heretofore furnished by Borrower to Bank with respect to the Properties were, to Borrowers' knowledge, accurate and complete in all material respects as of their respective dates and, to Borrowers' knowledge, remain true and correct in all material respects as of the date hereof. Except as set forth on Schedules I, II and III hereto, there are no documents or agreements pertaining to (i) the Collateral Loans, (ii) the Collateral Borrower's obligations under the Collateral Loans or (iii) Borrowers' obligations, rights and remedies with respect to the Collateral Loans.

      8.17 Title Aspects. The Collateral Borrowers have clear and unencumbered title to the Properties owned by them, subject to only to the Senior Mortgages, the Mortgages and the other exceptions set forth in the Title Policies. The Borrowers, as reflected in the Collateral Loan Documents, have clear and unencumbered title to the Collateral Loans, subject only to the liens and security interests in favor of Bank.

      8.18 Governmental Approvals. To Borrowers' knowledge, all Governmental Approvals are in full force and effect.

      8.19 Security Interests. The liens and security interests granted or to be granted to Bank, pursuant to this Agreement and the other Bank. Loan Documents constitute and will continue to constitute valid perfected first priority security interests under the Uniform Commercial Code or other applicable Law, entitled to all the rights, benefits and priorities provided by the Uniform Commercial Code or any other Law, and the property secured thereby is subject to no other liens or encumbrances.

      8.20 Mortgages. The liens and security interests granted to the applicable Borrower or Borrowers pursuant to the Collateral Mortgages and the other Collateral Loan Documents constitute and will continue to constitute valid perfected mortgage liens on the Properties and valid perfected security interests under the Uniform Commercial Code or other applicable Law on all personality of the Collateral Borrowers located at the Properties, entitled to all the rights, benefits and priorities provided pursuant to the terms thereof and by the Uniform Commercial Code or any other Law, and the Properties secured thereby are subject to no other liens or encumbrances except as set forth on the Title Policies.

      8.21 Insurance. All insurance policies and bonds to be furnished pursuant to the Leases and the Collateral Loan Documents have been furnished and are valid and in full force and effect: No notice has been received by Borrower and, to Borrowers' knowledge, no claim made and no grounds exist to cancel or void any of such policies or bonds or to reduce the coverage provided thereby.

      8.22 Solvency. Each Borrower and each of the Collateral Borrowers is Solvent as of the date of this Agreement. After giving effect to the transactions contemplated by Bank Loan Documents, including all indebtedness incurred thereby and the security interests granted and the payment of all fees related thereto, each Borrower will be Solvent.

      8.23 Hazardous Substances. To the best of Borrowers' actual knowledge (without inquiry or investigation), there are no Hazardous Substances located or present at or about the Properties, or any portion thereof.

      8.24 Transaction Documents Generally. The copies of Transaction Documents delivered heretofore by or on behalf of Borrowers to Lender or its legal counsel constitute all of the Transaction Documents known to Borrowers. None of the Transaction Documents have been modified or extended except as set forth in the copies of Transaction Documents delivered heretofore by or on behalf of Borrower to Lender or its legal counsel.

      8.25 No Assignments of Rents or Leases. As provided, on Schedule I attached hereto and made part hereof, no Collateral Borrower executed or delivered any assignments of rents or leases in connection with or to secure any obligations related to any of the Collateral Loans.

                                   ARTICLE IX

                              DEFAULTS AND REMEDIES

      9.1 Events of Default. The following shall be deemed to be Events of Default under this Agreement (whatever the reason therefor and whether voluntary, involuntary or affected by operation of Law):

            (a) Borrowers shall (i) fail to pay the principal of the Bank Loan at the Maturity Date or (ii) fail to make any other payment of principal (including the Mandatory Principal Payments), interest or any other amount owing hereunder or under the other Bank Loan Documents when due and payable.

            (b) Any representation or warranty made at any time by either Borrower herein or in any other Bank Loan Document, or in any certificate, other instrument or written statement furnished to Bank pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material and adverse respect as of the time it was made or furnished;

            (c) Either Borrower shall default in the performance or observance of any of the covenants set forth in Sections 4.1 or 4.3.

            (d) Either Borrower shall fail to comply with any covenant contained in this Agreement or any of the other Bank Loan Documents, other than those defaults referred to in the other subparagraphs of this Section 9.1 and shall not cure that failure within the period of time specified for such cure or, if no such period of time is specified, within thirty (30) days after written notice thereof by Bank, or, if such failure can not be cured using diligent efforts in said thirty (30) day period, then such longer period of time as Bank determines to be reasonable under the circumstances, but in no event longer than sixty (60) days provided Borrowers are diligently pursuing such cure.

            (e) Either Borrower or any of the Collateral Borrowers shall cease to be Solvent or shall be unable to pay its respective debts as the same shall mature or there shall be filed by or against (unless dismissed within sixty (60) days after any involuntary filing) Borrower or any of the Collateral Borrowers a petition in bankruptcy or a petition seeking the appointment of a receiver, trustee or conservator for either Borrower or any of the Collateral Borrowers or any portion of their respective properties or seeking reorganization or to effect a plan or other arrangement with or for the benefit of creditors, or either Borrower or any of the Collateral Borrowers shall consent to the appointment, of a receiver, trustee or conservator;

            (f) Any of Bank Loan Documents shall cease to be legal, valid and binding agreements enforceable against either Borrower in accordance with the material respective terms thereof or shall in any way be terminated (except in accordance with their terms) or any of Bank Loan Documents become or be judicially declared ineffective or inoperative or shall in-any-way cease to give or provide the respective liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

            (g) .Any of the Collateral Loan Documents shall cease to be legal, valid and binding agreements enforceable against any of the Collateral Borrowers in accordance with the material respective terms thereof or shall in any way be terminated (except in accordance with their terms) or any of the Collateral Loan Documents become or be judicially declared ineffective or inoperative or shall in any way cease to give or provide the respective liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;

            (h) A default shall occur under any of the other Bank Loan Documents beyond the longer of any applicable notice or grace period contained therein or contained in this Loan Agreement;

            (i) A default on the part of any of the Collateral Borrowers shall occur under any of the other Collateral Loan Documents beyond any applicable notice or grace period contained therein but in no event beyond thirty (30) days;

            (j) A default on the part of any of the Collateral Borrowers shall occur under any of the other Senior Loan Documents beyond any applicable notice or grace period contained therein but in-no event beyond thirty (30) days;

            (k) A default shall occur under any of the Tenant Leases on the part of any of the Tenants or on the part of any of the Collateral Borrowers beyond any applicable notice or grace period contained therein but in no event beyond thirty (30) days, or any of the Tenant Leases terminates or expires for any reason;

            (l) A Material Adverse Change shall have occurred;

            (m) Any party shall obtain an order or decree in any court of competent jurisdiction enjoining or prohibiting Bank or either Borrower from carrying out the terms and conditions of any of Bank Loan Documents or any of the Collateral Loan Documents and such order or decree is not vacated or stayed within sixty (60) days after the filing thereof;

            (n) A judgment is entered in connection with any obligation, other than the Bank Loan, in excess of $50,000 with respect to either Borrower or any of the Collateral Borrowers and any such judgment remains unpaid for a period of thirty (30) days following the entry thereof without the obtaining of a stay of execution or causing such judgment to be bonded; or

            (o) The Land or the Improvements, or any portion thereof, shall be sold without the prior Written consent of Bank which consent shall be granted or conditioned at the sole discretion of Bank.

      9.2 Remedies.

            (a) If an Event of Default shall occur and be continuing, and without any notice to either Borrower or any other act by Bank, at the election of Bank the Note shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower, together with interest at the Default Rate accruing on the principal amount thereof from and after the date of such Event of Default (including following the entry of a judgment); and

            (b) If an Event of Default shall occur and be continuing, and without any notice to Borrower or any other act by Bank, at the election of Bank, Bank (i) shall have, and may exercise, every and all of the rights' and benefits of the holder of the Collateral Loan Documents including, without limitation, under the Collateral Mortgages in accordance with their terms, (ii) may give any notices, declare any defaults or file any actions or petitions with respect to any of the Collateral Loan Documents including, without limitation, mortgage foreclosure actions with respect to some or all of the Properties,
(iii) may endorse, assign, sell or otherwise convey any or all of the Collateral Notes and any or all of the other Collateral Loans and (iv) shall have any and all other rights with respect to the Collateral Loan Documents as is provided to it under this Loan Agreement, any of the other Bank Loan Documents or at law or in equity, all of which Borrower hereby authorizes and agrees to.

            (c) If an Event of Default shall occur and be continuing, Bank shall have the right, in addition to all other rights and remedies available to it, without notice to Borrower, to set-off against and apply to the then unpaid balance of Bank Debt and all other obligations of Borrower hereunder or under any other Bank Loan Document, any debt owing to, and any other funds held in any manner for the account of, Borrower, other ~an third party security and similar deposits, by Bank or by such branch, subsidiary or affiliate, including without limitation, all funds in all deposit accounts (whether time or demand, general or special, provisionally credited or finally credited, or otherwise) now or hereafter maintained by Borrower for its own account with Bank or such branch, subsidiary or affiliate. Such right shall exist whether or not Bank shall have made any demand under this Agreement or any other Bank Loan Document, whether or not such debt owing to or funds held for the account of Borrower is or are matured or unmatured and regardless of the existence or adequacy of any Collateral, the Guaranty or other security for the Bank Loan, right or remedy available to Bank; and

            (d) From and after the date on which bank has taken any action pursuant to this Article IX and until all Bank Debt has been paid in full, any and all proceeds received by Bank from any sale or other disposition of any Collateral, or any part thereof, or the exercise of any other remedy by Bank, shall be applied as follows:

                  (i) first, to reimburse Bank for reasonable out-of-pocket costs, expenses and disbursements, including without limitation, reasonable attorneys' fees and legal expenses, incurred by Bank in connection with realizing on any Collateral or collection of any obligations of Borrower under any of Bank Loan Documents or of any of the Collateral Borrowers under any of the Collateral Loan Documents, including advances made subsequent to an Event of Default by Bank or for the reasonable maintenance, preservation, protection or enforcement of, or realization upon, any Collateral, including without limitation, advances for Impositions, insurance, repairs and the like and reasonable expenses incurred to sell or otherwise realize on, or prepare for sale or other realization on, any of the Collateral; and

                  (ii) second, to the repayment of the Bank Loan principal, interest, fees, expenses or otherwise, in such order as Bank shall determine.

            (e) Bank shall have all of the rights and remedies contained in this Agreement and the other Bank Loan Documents. In exercising any rights or remedies hereunder or under the other Bank Loan Documents or the Collateral Loan Documents (including without limitation, delivery of any default notice and the election of judicial or non judicial remedies) or in waiving any of the express terms of this Agreement or the other Bank Loan Documents or any of the Collateral Loan Documents, Bank shall be permitted to proceed in such order, successively or concurrently, and manner as Bank may determine in its sole discretion. In addition, Bank shall have all of the rights and remedies of a secured party under the Uniform Commercial Code or other applicable Law, all of which rights and remedies shall be cumulative and non-exclusive, to the extent permitted by Law.

      9.3 Notice of Sale. Any notice required to be given by Bank of a sale, lease, or other disposition of any Collateral or any other intended action by Bank, if given five (5) Business Days prior to such proposed action, shall constitute commercially reasonable and fair notice thereof to Borrower.

                                    ARTICLE X

                                  MISCELLANEOUS

      10.1 Modifications. Amendments or Waivers. This Agreement may be modified or amended and any right set forth herein waived, only, by an instrument in writing signed by both Bank and Borrowers.

      10.2 No Implied Waivers; Cumulative Remedies; Writing Required. No course of dealing and no delay or failure of Bank in exercising any right, power, remedy or privilege under this Agreement or any other Bank Loan Document or any of the Collateral Loan Documents shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power, remedy or privilege preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of Bank under this Agreement and any other Bank Loan Documents and any of the Collateral Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have and may be exercised multiple times. Any waiver, consent or approval of any kind or character on the part of Bank of any breach or default under this Agreement or any such waiver of any provision or condition of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.

      10.3 Reimbursement and Indemnification of Bank by Borrower Impositions. Except as otherwise limited in this Agreement, Borrowers agree jointly and severally, and unconditionally, upon demand to pay or reimburse to Bank and to hold Bank harmless against (i) liability for the payment of all reasonable out-of-pocket costs, expenses and disbursements, including but not limited to reasonable fees and expenses of counsel incurred by Bank subsequent to the date of this Agreement (a) relating to any amendments, waivers or consents pursuant to the provisions hereof, and (b) in connection with any workout or restructuring, or in connection with the protection, preservation, exercise or enforcement of this Agreement or any other Bank Loan Document or any of the Collateral Loan Documents or collection of amounts due hereunder or under any of the other Bank Loan Documents or due under any of the Collateral Loan Documents or the proof and allowability of any claim arising under this Agreement or any other Bank Loan Document or any of the Collateral Loan Documents, whether in insolvency proceedings or otherwise, upon an Event of Default or Conditional Default, and (ii) all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Bank in any way relating to or arising out of this Agreement or any other Bank Loan Document or any of the Collateral Loan Documents or any action taken or omitted by Bank hereunder or thereunder, except to the extent the same is caused by the gross negligence or willful misconduct of Bank or its agents, employees, contractors or Affiliates. Borrowers agree jointly and severally, and unconditionally, to pay all stamp, document, transfer, recording or filing taxes or fees and similar' Impositions (except for taxes, including any franchise tax, on the overall net income of Bank) now or hereafter determined by Bank to be payable in connection with this Agreement or any other Bank Loan Document or any of the Collateral Loan Documents, and Borrowers agree jointly and severally, and unconditionally, to save Bank harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to payor delay in paying any such taxes, fees or other similar Impositions.

      10.4 Holidays. Whenever any payment or action to be made or taken hereunder shall' be stated to be due, or any time period is otherwise set to expire, on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall be included in computing interest or fees, if any, in connection with such payment or action, or such time period shall be extended to the next following Business Day.

      10.5 Participation and Assignment of the Bank Loan by Bank. Notwithstanding any other provision of this Agreement, Borrowers understand that Bank may, without notice to Borrowers, at any time or from time to time assign and/or participate all or portions of the Bank Loan and/or the Note and, in any such case, each Borrower agrees, upon Bank's request, to re-execute counterpart Notes in favor of each holder in respective principal amounts corresponding to the principal amount of the Bank Loan held by each such holder.

      10.6 Notices. All notices, requests, demands, directions and other communications (collectively, "Notices") given to or made upon any party hereto under the provisions of this Agreement shall be in writing and shall be delivered or sent to the respective parties at the addresses and numbers set forth below or in accordance with any subsequent written direction from any party to the others. All Notices shall, except as otherwise expressly herein provided, be effective (i) in the case of hand delivered notice, when hand delivered, (ii) if given by mail, with first class postage prepaid, return receipt requested, on the date of delivery indicated on the return receipt, and
(iii) if given by any other means (including by air courier), when delivered.

      If to Borrowers:

         DVL, Inc.
         DVL Mortgage Holdings, LLC Heron Tower
         70 East 55th Street, 7th Floor New York, NY 10022 Attention: Peter Grey

      With a copy to:

         Sharon H. Jacoby, Esquire Vandenberg & Peliu, LLP Suite 1502 110 East 42nd Street
         New York, NY 10017-5611

      With a copy to:

         P&A Associates
         The Wallace Building
         642 North Broad Street
         Philadelphia, P A 19130
         Attention: Alan E. Casnoff, President

      If to Bank:

         Harleysville National Bank and Trust Company
         483 Main Street
         Harleysville, PA 19438
         Attention: Loan Administration

      With a copy to:

         Harleysville National Bank and Trust Company
         483 Main Street
         Harleysville, PA 19438
         Attention: Mikkalya W. Murray, EVP

      With a copy to:
         Stradley Ronon Stevens & Young, LLP
         30 Valley Stream Parkway
         Malvern, PA 19355
         Attention: David F. Scranton, Esquire

      10.7 Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforeeability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

      10.8 Governing Law. This Agreement shall be deemed to be a contract under the laws of the Commonwealth of Pennsylvania and for all purposes shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflicts of laws principles.

      10.9 Prior Understanding. This Agreement, together with the other Bank Loan Documents, supersedes all prior understandings and agreements, whether written or oral, between the parties hereto and thereto relating to the transactions provided for herein and therein, including any prior confidentiality agreements and commitments.

      10.10 Duration: Survival. All representations and warranties of Borrower contained herein or made in connection herewith shall survive the mal9ng of the Bank Loan and shall not be waived by the execution and delivery of this Agreement, any investigation by Bank; the making of the Bank Loan or payment in full of Bank Debt. All covenants and agreements of Borrower contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Note, Article III and Sections 10.3 and 10.20 hereof, shall survive payment in full of Bank Debt.

      10.11 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Bank, and Borrower its successors and assigns, except that Borrower may not assign or transfer any of its rights and obligations hereunder or any interest herein.

      10.12 Counterparts. This Agreement maybe executed by different parties hereto on any number of separate counterparts, each of which, when so executed and delivered, shall be an original, and all such counterparts shall together constitute one and the same instrument.

      10.13 Exceptions. The representations and warranties and covenants contained herein shall be independent of each other and no exception to any representation, warranty or covenant shall be deemed to be an exception to any other representation, warranty or covenant contained herein unless expressly provided, nor shall any such exceptions be deemed to permit any action or omission that would be in contravention of applicable Law.

      10.14 Waiver of Jury Trial. AS AN INDEPENDENT COVENANT, EACH BORROWER AND BANK HEREBY MUTUALLY WAIVE AND AGREE TO WAIVE TRIAL BY JURY WITH RESPECT TO ANY DISPUTE BETWEEN OR AMONG EITHER OR BOTH OF THE BORROWERS AND BANK OR ANY OTHER HOLDER OF THE NOTE OR AN INTEREST IN THIS AGREEMENT, ARISING UNDER OR WITH REFERENCE TO THIS NOTE, THE LOAN TRANSACTION TO WHICH IT REFERS, ANY OF THE SECURITY DOCUMENTS OR THE TRANSACTIONS TO WHICH THEY RELATE.

      10.15 Consent to Jurisdiction, Venue, Forum. EACH BORROWER AND THE BANK HEREBY CONSENT TO THE JURISDICTION OF THE COURT OF COMMON PLEAS OF MONTGOMERY COUNTY OR THE FEDERAL DISTRICT COURT FOR THE EASTERN DISTRICT OF PENNSYLVANIA FOR ANY PROCEEDING IN CONNECTION HEREWITH, AND HEREBY MUTUALLY WAIVE OBJECTIONS AS TO VENUE AND CONVENIENCE OF FORUM IF VENUE IS IN MONTGOMERY COUNTY, PENNSYLVANIA OR IN THE FEDERAL DISTRICT COURT FOR THE EASTERN DISTRICT OF PENNSYLVANIA..

      10.16 Service of Process. EACH BORROWER AND BANK MUTUALLY AGREE THAT INITIAL PROCESS IN ANY SUCH PROCEEDING SHALL BE DEEMED PROPERLY SERVED IF MAILED BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, TO EITHER (1) THE RECIPIENT'S ADDRESS AS FIRST SHOWN ABOVE, UNLESS THE RECIPIENT SHALL HAVE EXPRESSLY DESIGNATED ANOTHER SERVICE ADDRESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SENDER, OR (II) THE ACTUAL PLACE OF BUSINESS OF RECIPIENT AT THE TIME.

      10.17 No Third Parties Benefited. This Agreement is made and entered into for the sole protection and benefit of Borrower and Bank. No trust fund is created by this Agreement and no other persons or entities including, without limitation, any Collateral Borrower will have any right of action under this Agreement or any right against Bank to obtain any proceeds of the Bank Loan.

      10.18 Authority to File Notices. Borrower irrevocably appoints Bank as its attorney-in-fact, coupled with an interest, with full power of substitution, after the occurrence of and during the continuation of any Event of Default, to file for record, at Borrowers' cost and expense and in either or both of Borrowers' names, any actions, complaints, petitions, requests or notices that Bank considers necessary or desirable to protect the Collateral.

      10.19 Interpretation. Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa, and each gender will include any other gender. The captions of the articles, sections, schedules and exhibits of this Agreement are for convenience only and do not define or limit any terms or provisions. In the event of a conflict between the terms of the other Bank Loan Documents and this Agreement, the terms of this Agreement shall control.

      10.20 Status of Parties. It is understood and agreed that the relationship of the parties hereto is that of borrower and lender and that nothing contained herein or in any of the other Bank Loan Documents shall be construed to constitute a partnership, joint venture or co-tenancy between Borrower and Bank.

      10.21 Brokerage Fee. Borrower represents to Bank that no broker or other person is entitled to a brokerage fee or commission as a result of either Borrower's actions or undertakings in connection with the Bank Loan and agrees to hold Bank harmless from all claims for brokerage commissions which may be made as a result of such actions or undertakings, if any.

      IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement under seal as of the day and year first above written.

Witness:                                   DVL MORTGAGE HOLDINGS, LLC, a
                                           Delaware limited liability company

                                           By DVL, INC., a Delaware corporation,
                                           its sole member

______________________________             By:__________________________________
(Signature)                                   Alan S. Casnoff
Print Name:___________________                President


Attest:                                    DVL, INC.

______________________________             By:__________________________________
(Signature)                                   Alan S. Casnoff
Print Name:___________________                President
Secretary


Witness:                                   HARLEYSVILLE NATIONAL BANK AND
                                           TRUST COMPANY

______________________________             By:__________________________________
(Signature)                                Name:
Print Name:___________________             Title: